EXHIBIT 10.34
                   SEVERANCE AGREEMENT DATED FEBRUARY 24, 2000
                     BETWEEN THE COMPANY AND STANLEY SILVER

      This Severance Agreement and Release (the "Agreement") is made as of this 24th day of February 2000, between Stanley Silver (the "Employee") and The Children's Place Retail Stores, Inc. (the "Employer").

1. Termination of Employment. The parties agree that the Employee's employment with the Employer shall terminate effective February 24, 2000 (the "Separation Date"). The termination of employment shall be deemed a voluntary resignation by the Employee. Employee shall effective the Separation Date resign from the Board of Directors of the Employer and any subsidiary of the Employer. Attached hereto as Exhibit A is Employee's resignation.

2. Separation Payment. In addition to salary and benefits earned prior to the Separation Date, in the event that the Employee signs this Agreement and does not revoke it within seven (7) days (as permitted in Section 15 of this Agreement), then the Employee shall receive the following as consideration:

            (a) The Employer shall pay to the Employee the sum of Seven Hundred and Thirty Eight Thousand Four Hundred and Fifty Nine Dollars ($738,459.32), less legally required payroll deductions and deductions for health insurance in twenty two (22) equal monthly installments to be received by the last day of each month commencing March 2000;

            (b) The Employer shall continue to carry the Employee on the Employer's health insurance plan until the earlier of: (i) December 31, 2001; or (ii) Employee is covered by another health insurance policy, subject to standard employee contributions which shall be withheld from the separation payments set forth above

            (c) The Employer shall continue to pay the premiums on the Employee's existing life insurance policies for coverage through December 31, 2001; and

            (d) The Employer shall reimburse the Employee for all unreimbursed business expenses in accordance with the Employer's Standard Policies and Procedures, incurred by Employee through the Separation Date upon the delivery to the Employer of receipts for such expenses.

The Employer represents and warrants, and the Employee acknowledges, that the consideration paid to the Employee under this Agreement exceeds the amount the Employee would ordinarily be entitled to upon termination of the Employee's employment. The Employee acknowledges that other than the consideration paid to the Employee under Section 2 of this Agreement, Employee is not entitled to and hereby waives any claim for the 49,800 options which are scheduled to vest on June 28, 2000, any bonus, commission, stock (other than the stock currently owned and stock options vested through the date hereof), or any other compensation including under any contract, agreement or arrangement, including but not limited to the Employment Agreement dated, as of June 27, 1996, between Employee and Employer.

3. Other Benefits. Any and all other employment benefits received by the Employee shall terminate effective as of the Separation Date.

4. Consultation with Counsel and Voluntariness of Agreement. The Employee acknowledges that the Employer has advised the Employee in writing to consult with an attorney prior to executing this Agreement. The Employee further acknowledges that the Employee was given at least twenty-one (21) days from the date of the Employee's receipt of this Agreement to consider the terms of this Agreement. The Employee further acknowledges that the Employee has consulted with the Employee's own independent legal counsel in reviewing this Agreement, that the Employee has carefully read and fully understands all the provisions of this Agreement, and that the Employee is voluntarily entering into this Agreement.

5. Confidentiality of Agreement. The Employee and the Employer agree not to disclose the terms and conditions of this Agreement to any person or entity, except (a) to comply with this Agreement; (b) to legal, financial or tax advisors (all of whom must first agree to be bound by this Section) and to the Internal Revenue Service or any similar state or local taxation authority; (c) to the Securities and Exchange Commission; or (d) as otherwise required by law.


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6. Mutual Non-Disparagement. The Employee agrees that the Employee will not publicly or privately disparage the Employer or any of the Employer's products, services, affiliates, or current or former officers, directors, trustees, employees, agents, administrators, representatives or fiduciaries. The Employer agrees that the Employer will not publicly or privately disparage the Employee.

7. Confidential or Proprietary Information. The Employee acknowledges that the Employee may possess certain confidential information, property or trade secrets of the Employer which would damage the Employer if disclosed or used by the Employee. Accordingly, the Employee acknowledges a continuing duty of confidentiality to the Employer and agrees that the Employee will hold in the utmost and strictest confidence and will not use or disclose any confidential information, property or trade secrets. Confidential information, property and trade secrets shall include, but shall not be limited to, the following: (a) documentation or data contained in any files or any other records the Employer may maintain; (b) statements regarding any matters made by any employees, officers, agents, representatives or attorneys of the Employer at any meeting attended by the Employee or which the Employee may have heard or obtained knowledge of which may result in any detriment to the Employer; (c) actions taken or contemplated by the Employer with respect to any of its operations, assets or employees; (d) policies, practices, programs or plans contemplated, initiated or effectuated by the Employer; (e) any other information, records or data of a private nature to the Employer, provided that such restriction shall not apply to information which is then in the public domain (so long as the Employee did not, directly or indirectly, cause or permit such information to enter the public domain); and (f) any information regarding contractors, overseas agents and service providers to the Employer. Notwithstanding the foregoing, nothing contained in this Section shall serve as a restraint or limitation upon the Employee from exercising the Employee's general knowledge and expertise in the Employee's field or from earning a livelihood in said field.

8. Hiring of Other Employees and Interference with Operations. The Employee agrees that, for a period of two (2) years following the Separation Date, the Employee will not (i) directly or indirectly employ, solicit or entice away any person known by the Employee to be a current employee of the Employer; and (ii) encourage or induce any person known by the Employee to be a current distributor, source, supplier, customer or contractor of the Employer to sever or decrease the activity of any relationship with the Employer.

9. Non-Competition. The Employee agrees that for a period of two (2) years following the Separation Date, Employee will not promote, participate or engage in any business in the United States on behalf of any Direct Competitor of the Employer, whether Employee is acting as owner, partner, stockholder, employee, broker, agent, principal, trustee, corporate officer, director, consultant or in any other capacity whatsoever; provided, however, that this will not prevent Employee from holding for investment up to 1% of any class of stock or other securities quoted or dealt in on a recognized stock exchange or on NASDAQ. For purposes of this Section, a "Direct Competitor of the Employer" means (i) The Gap, Inc. or any person or entity under common control with The Gap, Inc., (ii) The Limited, Inc. or any person or entity under common control with The Limited, Inc., (iii) Gymboree or Baby Superstore or any person or entity under common control with Gymboree or Baby Superstore, as the case may be, or (iv) any person or entity engaged in the sale of children's apparel and who derives more than fifty percent of its gross revenues from the retail sale of children's apparel.

10. Injunctive Relief. Employee acknowledges that a breach or threatened breach of any of the terms set forth in section 7, 8 or 9 of this Agreement shall result in an irreparable and continuing harm to the Employer for which there shall be no adequate remedy of law. The Employer shall, without posting a bond, be entitled to obtain injunctive and other equitable relief, in addition to any other remedies available to the Employer in connection with Section 7, 8 or 9 of this Agreement.

11. Survival of Terms; Representations. Employee represents and warrants that Employee is sophisticated in business, and that the restrictions and remedies set forth in the sections 7, 8 and 9 do not create an undue hardship on Employee and will not prevent Employee from earning a livelihood. Employee and Employer agree that the restrictions and remedies contained in the sections 7, 8 and 9 are reasonable and necessary to protect the Employer's legitimate business interests regardless of the reason for or circumstances giving rise to such termination and that Employee and the Employer intend that such restrictions and remedies shall be enforceable to the fullest extent permissible by law. Employee agrees that given the scope of the Employer's business and the sophistication of the information highway, any geographic limitation on such remedies and restrictions within the United States would deny the Employer the protection to which it is entitled hereunder. If it shall be found by a court of competent jurisdiction that any such restriction or remedy is unenforceable but would be enforceable if some part thereof were deleted or modified, then such restriction or remedy shall apply with such modification as shall be necessary to make it enforceable to the fullest extent permissible under law.

12. Confirmation of Employment. The Employer shall, if called upon, confirm the Employee's dates of employment and position with the Employer.

13. Violation of Terms. Should the Employee violate any provision of this Agreement, then, in addition to all other damages or legal remedies available to the Employer (including without limitation injunctive relief), the Employee immediately shall return to the Employer all monies paid to the Employee pursuant to this Agreement. Should the Employer violate any provision of this Agreement, then the Employee shall have all remedies and civil actions available to remedy Employee's damages. The parties agree that, should either party seek to enforce the terms of this Agreement through litigation, then the prevailing party, in addition to all other legal remedies, shall be reimbursed by the other party for all reasonable attorneys' fees in relation to such litigation.


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14. Release. In exchange for the consideration set forth in Section 2, the
Employee, on behalf of the Employee and the Employee's agents, assignees, attorneys, heirs, executors and administrators, voluntarily and knowingly releases the Employer, as well as the Employer's successors, assigns, parents, subsidiaries, divisions, affiliates, officers, directors, shareholders, employees, agents and representatives, in both their individual and representative capacities (collectively, the "Released Parties"), from any and all claims, causes of action, suits, grievances, debts, sums of money, controversies, agreements, promises, damages, back and front pay, costs, expenses, attorneys' fees and remedies of any type by reason of any matter, cause, act or omission arising out of or in connection with the Employee's employment or separation from employment with the Employer, including but not limited to any claims based upon common law, any federal, state or local employment statutes or civil rights laws (such as Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act; the Family and Medical Leave Act; the Americans with Disabilities Act; the Employee Retirement Income Security Act of 1974; and laws prohibiting discrimination based upon race, color, religion, creed, national origin, ancestry, family and/or medical leave, citizenship status, sex, sexual orientation or preference, marital status, age or disability), wrongful termination, failure to pay wages, breach of contract (including without limitation under Employee's Employment Agreement), defamation, invasion of privacy, whistleblowing or infliction of emotional distress, or any other matter. This release shall apply to all known, unknown, unsuspected and unanticipated claims, liens, injuries and damages that have accrued to the Employee as of the date of this Agreement. This release shall not apply to Employee's right to receive benefits of, and to enforce the provisions of this Agreement or to receive benefits under the Employer's 401(k) plan accrued through the Separation Date, in accordance with its terms. It is understood and agreed that the consideration paid or given in connection with this release is not to be construed as an admission by the Released Parties of any liability, error, violation or omission.

            Employer, on behalf of the Employer and the Employer's agents, assignees, attorneys, heirs, executors and administrators, voluntarily and knowingly releases the Employee, as well as the Employee's successors, assigns, agents and representatives, in both their individual and representative capacities, from any and all claims, causes of action, suits, grievances, debts, sums of money, controversies, agreements, promises, damages, back and front pay, costs, expenses, attorneys' fees and remedies of any type by reason of any matter, cause, act or omission arising out of or in connection with the Employee's employment or separation from employment with the Employer. This release shall not apply to Employee's obligations under this Agreement.

15. Right to Revoke. The Employee acknowledges that the Employee has been informed in writing that the Employee has seven (7) calendar days following the execution of this Agreement to revoke it, and that such revocation must be in writing, hand delivered or sent via overnight mail and actually received by the Employer within such period.

16. Waiver of Reinstatement. By entering into this Agreement, the Employee acknowledges that the Employee waives any claim to reinstatement and/or future employment with the Employer. The Employee further acknowledges that the Employee is not and shall not be entitled to any payments, benefits or other obligations from the Released Parties whatsoever (except as expressly set forth in this Agreement).

17. Indemnification. Nothing in this Agreement shall affect the Employee's rights of indemnification under the Employer's by-laws or certificate of incorporation with respect to any event occurring prior to the Separation Date or to retain the benefit of all directors and officers liability insurance and coverage maintained by Employer with respect to acts or omissions which occurred prior to the Separation Date, in accordance with the terms of such policy.

18. Secondary Expenses. The Employer waives its claim against Employee for the Employee's pro rata share of the fees and expenses incurred in connection with a planned secondary offering in 1999 which was withdrawn.

19. Miscellaneous. This Agreement contains the entire understanding between the parties. There are no other representations, agreements or understandings, oral or written, between the parties relating to the subject matter of this Agreement. No amendment to or modification of this Agreement shall be valid unless made in writing and executed by the parties hereto subsequent to the date of this Agreement. This Agreement shall be enforced in accordance with the laws of the State of New Jersey, and the parties agree that any litigation to enforce this Agreement will take place in New Jersey. This Agreement may be executed in several counterparts, and all counterparts so executed shall constitute one Agreement, binding upon the parties hereto.

20. Severability. If any term, provision or part of this Agreement shall be determined to be in conflict with any applicable federal, state or other governmental law or regulation, or otherwise shall be invalid or unlawful, such term, provision or part shall continue in effect to the extent permitted by such law or regulation. Such invalidity, unenforceability or unlawfulness shall not affect or impair any other terms, provisions and parts of this Agreement not in conflict, invalid or unlawful, and such terms, provisions and parts shall continue in full force and effect and remain binding upon the parties hereto.

      IN WITNESS WHEREOF, the parties have each executed this Agreement.


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WITNESS:                               EMPLOYEE:


/s/ Gilda Silver                       /s/ Stanley Silver
-----------------------------          ----------------------------------------
                                           Stanley Silver

WITNESS:                               EMPLOYEE:
                                       The Children's Place Retail Stores, Inc.


/s/ Steven Balasiano                   /s/ Ezra Dabah
-----------------------------          ----------------------------------------
                                       By: Ezra Dabah
                                       Its: Chairman-- CEO


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                                    EXHIBIT A

                                STANLEY B. SILVER
                               7 MANCHESTER COURT
                                   MORRISTOWN
                                NEW JERSEY 07960

Steve Balasiano
Secretary
The Children's Place
915 Secaucus Road
Secaucus, New Jersey 07094

     As of February 24, 2000, please accept my resignation as President and

   Chief Operating Officer together with membership of the Board of Directors and all subsidiaries of The Children's Place.


                               /s/ Stanley Silver
                               ------------------
                                Stanley B. Silver


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